                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                               Alden Electronics
                               -----------------
                                Name of Issuer


                             Common, No Par Value
                             --------------------
                        (Title of Class of Securities)

                                 014086-10-2
                                 -----------
                                (CUSIP Number)




     Check the following box if a fee is being paid with this statement [_]


                                Page 1 of 8 Pages

-----------------------                                  ---------------------
  CUSIP NO. 014086-10-2                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankBoston Corporation
      (04-2471221)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Holding Company-Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            131,612

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          131,612
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      131,612

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 014086-10-2                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankBoston, National Association
      (04-2472499)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bank - USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            131,612

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          131,612
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      131,612

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        SCHEDULE 13G UNDER THE SECURITIES
                              EXCHANGE ACT OF 1934

Item 1.
      (a)   Name of Issuer:           Alden Electronics
            ---------------
      (b)   Address of Issuer's       Alden Research Center
            -------------------       Westboro, MA  01581
            Principal Executive
            -------------------
            Office:
            ------
Item 2.
      (a)   Name of Person            BankBoston Corporation
            --------------            on its own behalf as indirect owner and
            Filing:                   on behalf of its subsidiary, BankBoston,
            ------                    National Association

      (b)   Address of Principal      100 Federal Street
            --------------------      Boston, Massachusetts  02110
            Business Office or, if
            ----------------------
            none, Residence:
            ---------------

      (c)   Citizenship:              Holding Company - Massachusetts
            -----------               Bank - USA

      (d)   Title Class of
            --------------
            Securities:               Common, No Par Value
            ----------

      (e)   CUSIP Number:             014086-10-2
            ------------
Item 3.

      This statement is filed pursuant to Rule 13d-1(b). The persons filing are a parent holding company, in accordance with Reg. section 240.13d-1(b)(ii)(G), and a bank, in accordance with Reg. section 240.13d-1(b)(ii)(B) of the Securities Exchange Act of 1934.

Item 4.     Ownership:
            ----------
      (a)   Amount Beneficially
            -------------------
            Owned:                     See Item 9, Cover Page
            ------

      (b)   Percent of Class:          See Item 11, Cover Page
            ----------------

      (c)   Number of Shares as to Which
            ----------------------------
            Such Person Has
            ---------------
            (i)   Sole Power to Vote or to Direct the vote
            (ii)  Shared Power to Vote or to Direct the vote
            (iii) Sole Power to Dispose or Direct the Disposition of:
            (iv)  Shared Power to Dispose to or Direct the Disposition of:

                                       For (c), see Item 5-8, Cover Page

                                                               Page 5 of 8 Pages

Item 5.         Ownership of Five Percent or less of a Class.
                --------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                Not Applicable.

Item 7.         Identification and Classification of the Subsidiary which has
                -------------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company:

                Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

Item 8.         Identification and Classification of Member of the Group.
                --------------------------------------------------------

                Not Applicable.

Item 10.        CERTIFICATION:
                -------------

                See Exhibit A

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, completed and correct.

       Date:  February 13, 1998
       Bank of Boston Corporation

       By: /s/ Robert T. Jefferson
          ----------------------------
       Name:  Robert T. Jefferson
             -------------------------
       Print

       Title:  Comptroller
               -----------

                                                               Page 6 of 8 Pages


BankBoston, National Association



By: /s/ James H. Vineburgh
   -----------------------------


Name:  James H. Vineburgh
      --------------------------
Print:


Title:  Director, Private Banking
        -------------------------

                                                               Page 7 of 8 Pages

                                    EXHIBIT A
                                    ---------

                                    AGREEMENT


         The undersigned hereby agree, pursuant to Section 240.13d-1(f)(1) that BankBoston Corporation may file a Schedule 13G pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, and all amendments to such Schedule, with respect to shares of Alden Electronics Common Stock, No Par Value, on behalf of itself and BankBoston, National Association.


Dated:  February 13, 1998

Bank of Boston Corporation


By: /s/ Robert T. Jefferson
   ---------------------------
      Robert T. Jefferson
      Comptroller

                                                               Page 8 of 8 Pages


BankBoston, National Association

By: /s/ James H. Vineburgh
    ----------------------------

Name:  James H. Vineburgh
       -------------------------
Print:

Title:  Director, Private Bank
       -------------------------

               INCUMBENCY CERTIFICATE OF AUTHORIZED REPRESENTATIVE

         I, the undersigned, Michael R. Garfield, Assistant Secretary of the Board of Directors of BankBoston, National Association, do hereby certify that James H. Vineburgh is a duly elected Senior Vice President of the Bank and Director of Private Banking, and also has the power and authority to sign the attached Statements on Schedule 13G in the name and on behalf of the Bank.

         In witness whereof, I have set my hand and seal of the Bank this 13th day of February, 1998.


                                            By: /s/ Michael R. Garfield
                                               ------------------------
                                                Michael R. Garfield
                                                Assistant Secretary of the
                                                Board of Directors